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                                                               Exhibit 10.42
                                 April 17, 1999



[FirstName] [LastName]
[Address1]
[Address2]
[City], [State]  [PostalCode]
[Country]
Dear [FirstName]:
                The Board of Directors (the "Board") of VLSI Technology, Inc.
(the "Corporation") has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will continue to have your dedication and services notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein). The Board believes it is imperative to diminish the distraction that you would face by virtue of the personal uncertainties created by a pending or threatened Change in Control and to encourage your full attention and dedication to the Corporation currently and in the event of any threatened or pending Change in Control. Further, the Board desires to provide you with compensation and benefits arrangements upon a Change in Control which ensure that your compensation and benefits expectations will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Corporation to enter into this Agreement (the
"Agreement").   [This Agreement constitutes a complete amendment and
restatement of the Executive Change in Control Severance Agreement that you and the Corporation entered into as of [date of prior agreement].]

               1. Term of Agreement. The terms of this Agreement shall become effective upon the execution hereof by the Corporation and shall continue unless terminated by written agreement between you and the Corporation; provided, that if a Change in Control occurs, then the term of this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the date (the "Change in Control Date") on which a
Change in Control occurs.   No benefits shall be payable hereunder unless
there has been a Change in Control.

               2. Change in Control. A Change in Control shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

                    2.1. Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing twenty five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities;

                    2.2. Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 2.1, 2.3 or 2.4) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination

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for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

                    2.3. Corporate Transactions. The effective date of a merger or consolidation of the Corporation with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

                    2.4. Liquidation. The approval by the stockholders of the Corporation of a complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

                    2.5. Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Corporation is then subject to such reporting requirement.

                    2.6. Certain Definitions. For purposes of this Section 2, the following terms shall have the following meanings:

                           "Approval Date" shall mean the date, if any, on
which the stockholders of the Corporation approve a transaction the consummation of which would result in the occurrence of a Change of Control: provided, however, (i) there shall not be deemed to be any Approval Date in the event that the transaction so approved by the stockholders does not occur and (ii) in the event that a Change in Control occurs as to which the stockholders have not approved the transaction which effects the Change in Control, the Approval Date shall be deemed to be the Change In Control Date. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                           "Person" shall have the meaning as set forth in
Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Corporation, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation and (iii) any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

                           "Beneficial Owner" shall have the meaning given to
such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Corporation approving a merger of the Corporation with another entity.

               3.   Termination Following a Change in Control.

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                    3.1.   General.  You shall be entitled to the benefits
provided in Section 4 upon the termination of your employment, provided (a) that such termination occurs after the Approval Date unless such termination is (x) because of your death or Disability (as defined in Section 3.2), (y) by the Corporation for Cause (as defined in Section 3.3), or (z) by you other than for Good Reason (as defined in Section 3.4).

                    3.2. Definition of Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

                    3.3. Definition of Cause. Termination by the Corporation of your employment for "Cause" shall mean termination (a) upon your willful and continued failure to perform substantially your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 3.5) for Good Reason), after a written demand for substantial performance is delivered to you by Board which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) upon your willful and continued failure to follow and comply substantially with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially followed or complied with the directives of the Board,
(c) upon your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) upon your willful engagement in illegal conduct which is materially and demonstrably injurious to the Corporation. For purposes of this Section 3.3, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3.3(a), (b), (c) or (d) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board's good faith opinion you were guilty of conduct set forth above in Section 3.3(a), (b), (c) or (d) and specifying the particulars thereof in reasonable detail. In the event of a Change in Control under
Section 2.3 pursuant to which the Corporation is not the surviving entity, then on and after the Change in Control Date all determinations and actions required to be taken by the Board under this Section 3.3 shall be made or taken by the board of directors of the surviving entity, or if the surviving entity is a subsidiary, then by the board of directors of the ultimate parent corporation of the surviving entity.

                    3.4. Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after the Approval Date of any of the following circumstances unless, in the case of Sections 3.4(a), (f), (g), or (h), such circumstances are fully corrected

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(provided such circumstances are capable of correction) prior to the Date of
Termination (as defined in Section 3.6) specified in the Notice of Termination given in respect thereof:

                           (a)   the assignment to you of any duties
inconsistent with the position in the Corporation that you held immediately prior to the Approval Date, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to the Approval Date, or any other action by the Corporation that results in a material diminution in your position, authority, title, duties or responsibilities;

                           (b)   the Corporation's reduction of your annual
base salary or targeted annual cash incentive bonus as in effect on the Approval Date or as the same may be increased from time to time;

                           (c)   the relocation of the Corporation's offices
at which you are principally employed immediately prior to the Approval Date (your "Principal Location") to a location more than fifteen (15) miles from such location or the Corporation's requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

                           (d)   the Corporation's failure to pay to you any
portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

                           (e)   the Corporation's failure to continue in
effect any material compensation or benefit plan or practice in which you are eligible to participate in on the Approval Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Approval Date;

                           (f)   the Corporation's failure to continue to
provide you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were eligible to participate in on the Approval Date (other than any equity based plans), the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect on the Approval Date;

                           (g)   the Corporation's failure to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

                           (h)   any purported termination of your employment
that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.5 hereof (and, if applicable, the requirements of Section 3.3 hereof), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Section 3.4 shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

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                    3.5.   Notice of Termination.  Any purported termination
of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                    3.6. Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty
(30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty
(30) day period), and (c) if your employment is terminated pursuant to Section
3.3 or Section 3.4 or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 3.6, if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or otherwise; provided, however, that (i) the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and (ii) in the event of your death pending a dispute, and the resolution of such dispute is ultimately in your favor, then the Date of Termination shall be the date specified in the Notice of Termination.

               4. Compensation Upon Termination. The benefits to which you are entitled upon termination of your employment, subject to Section 3 and the other terms and conditions of this Agreement, are:

                    4.1. Cause or Voluntary Termination. If your employment shall be terminated by the Corporation for Cause or voluntarily terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation, and the Corporation shall have no further obligations to you under this Agreement.

                    4.2. Good Reason or Termination By Corporation Without Cause. If your employment by the Corporation shall be terminated by you for Good Reason, or by the Corporation other than for Cause, Disability or death, then you shall be entitled to the benefits provided below:

                           (a)   the Corporation shall pay to you your full
base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4.3, plus (i) that portion of your targeted cash bonuses prorated through the Date of Termination, (ii) all accrued but unused vacation time through the Date of Termination and (iii) all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

                           (b)   in lieu of any further salary payments to you

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for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 4.3, a lump sum payment equal to the sum of the following:

                                 (1)   two (2) times your annual base salary
as in effect at the time the Notice of Termination is given or immediately prior to the Approval Date, whichever is greater; and

                                 (2)   two (2) times your targeted annual
bonus as in effect at the time the Notice of Termination is given or immediately prior to the Approval Date, whichever is greater;

                           (c)   for a period of two (2) years following the
Date of Termination, the Corporation shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion, at an aggregate cost to the Corporation not to exceed twenty five percent (25%) of your base salary as in effect at the time the Notice of Termination is given or immediately prior to the Approval Date, whichever is greater;

                           (d)   for a twenty-four (24) month period after
such termination, or if later until your 65th birthday if you have attained age 55 on the Change in Control Date, the Corporation shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Corporation at the time the Notice of Termination is given, with medical and dental health benefits and life and disability benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter; provided, however, that if you become re-employed with another employer and are eligible to receive such benefits under another employer's plans, the Corporation's obligations under this Section 4.2(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. In the event you are ineligible under the terms of such benefit plans or programs to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump-sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the medical and dental benefits coverage under the second preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates. The lump-sum shall be determined on a present value basis using the interest rate provided in section 1274(b)(2)(B) of the Code on the Date of Termination;

                           (e)   the Corporation shall furnish you for six (6)
years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors' and officers' liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control Date or the Approval Date (if different from the Change in Control Date, whichever is more favorable to you), and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that (i) such terms, conditions and exceptions shall not

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be, in the aggregate, materially less favorable to you than those in effect on the date hereof and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to two hundred percent (200%) of such rate;

                           (f)   the Corporation shall transfer ownership to
you, without additional consideration, the home computer hardware, software and related equipment purchased by you pursuant to the Corporation's computer purchase policy;

                           (g)   all unvested stock options held by you on the
Date of Termination shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options; and

                           (h)   in the event that it shall be determined that
any payment or benefit by the Corporation to or for your benefit, or the acceleration of any payment or benefit including the acceleration of vesting of any stock options, whether paid or payable under this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.2 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Corporation shall pay you an additional payment (a "Gross-Up Payment") in such an amount that after the payment of all taxes (including without limitation, any interest and penalties on such taxes and the excise tax) on the Payment and on the Gross-Up Payment, you shall retain an amount equal to the Payment minus all applicable income and employment taxes on the Payment. Our intent is that the Corporation shall be solely responsible for, and shall pay, any Excise Tax on the Payment and Gross-Up Payment and any income, employment and other taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment, as well as any loss of tax deduction caused by the Gross-Up Payment or applicable provisions of the Code. The foregoing determination shall be made by the Corporation's independent certified public accountants serving immediately prior to the Change in Control (the "Accountants"). In the event that the Accountants are also serving as accountant or auditor for the individual, group or entity effecting the Change in Control you may appoint another nationally recognized public accounting firm to make the determination required hereunder (which firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountings shall be borne solely by the Corporation.

                    4.3. Timing of Payments under Sections 4.1 and 4.2. The payments provided for in (a) Section 4.1 and Sections 4.2(a) and (b) shall be made not later than the fifth day following the Date of Termination and (b)
Section 4.2(h) shall be made on the earlier of the date on which you would be required to pay, or the Corporation would be required to withhold, the Excise Tax; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) from the Date of Termination as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section

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1274(b)(2)(B) of the Code) from the date such payment was made by the
Corporation.

                    4.4. Death or Disability. If your employment by the Corporation shall be terminated by reason of death or Disability, the Corporation shall continue payment of your annual base salary, at the rate then in effect on the date of such termination, for a period of one year.

                    4.5. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4.2(d), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

                    4.6. Stock Options. Notwithstanding any other provision of this Agreement or the terms of any stock option plan or agreement to the contrary, immediately prior to the occurrence of a Change in Control all unvested stock options held by you shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options unless such Change in Control is effected through a merger of the Corporation or the sale of substantially all of the assets of the Corporation and as of immediately prior to the occurrence of such Change in Control the Corporation and the successor corporation have made provision for such options to be assumed or be substituted with an equivalent option or right by the successor corporation or a parent or subsidiary of the successor corporation.

               5.   Your Covenants.

                    5.1. Confidentiality. You agree that all drawings, diaries, correspondence, files, tapes, discs, project books, notebooks, sketches, reports, manuals, blueprints, documents, electronic mail messages, voicemail messages, and any other materials in any form or medium which detail your employment activities and/or which include Confidential Information (as defined below), including all copies thereof, are and shall be the Corporation's sole and exclusive property. You agree that the Corporation will have unrestricted access to such materials at any time during the term of your employment with or without notice to you. In addition, you agree to hold in confidence and not use or disclose, either during or after termination of your employment with the Corporation, any Confidential Information which you obtain or create during the period of your employment, whether or not during working hours, except to the extent authorized by the Corporation. Upon the Corporation's request, or upon termination of your employment for any reason, you will deliver to the Corporation all such Confidential Information in your possession or control in all forms, including all copies thereof, and destroy all copies that cannot be delivered. You promise and agree that you shall not misuse, misappropriate, or disclose any of the trade secrets, including current Corporation products or services, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of your employment. As used in this Agreement, the term "Confidential Information" means information belonging or relating to the Corporation that is not publicly available, and includes, but is not limited to, trade secrets consisting of formulas, patterns, devices, secret inventions, processes, and compilations of information, including, but not limited to, marketing, engineering, sales, employment, employees, compensation, operations, future or proposed products or services (whether these are planned, under consideration, or in production), and any features of those products or services, information related to financial lists, records, and specifications, all of which the Corporation owns and regularly uses in operating its business. It includes not only the Corporation's information, but also information which the

Corporation has obtained from a third party under an obligation of confidentiality. Such Confidential Information may be in writing; may or may not be marked as proprietary or confidential; may be a sketch or drawing; may be a machine or computer program; may be verbal; may be stored in an electronics storage medium; or may be in a combination of forms and/or in forms not enumerated here.

                    5.2. Nonsolicitation. You will not, either during the term of your employment, or for a period of two years after your employment has terminated, solicit any of the Corporation's employees for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with the Corporation.

                    5.3. Intellectual Property. You hereby agree promptly to disclose to the Corporation, and hereby assign and agree to assign to the Corporation or its designee, your entire right, title, and interest in and to all Intellectual Property (as defined below) which you develop either alone or with others during your employment with the Corporation and which: (i) pertains to any line of the Corporation's business activity, or any of the Corporation's actual or demonstrably anticipated research and development;
(ii) involves the use of the Corporation's material, facilities, or trade secret information, whether or not during working hours; (iii) relates to any of your work during the period of your employment with the Corporation, whether or not during normal working hours; or (iv) is developed wholly or partially during the Corporation's normal working hours. You agree to perform, both during and after your employment, all necessary lawful acts to permit and assist the Corporation, at its expense, to obtain and enforce the full benefits, enjoyment, rights and title throughout the world in the Intellectual Property hereby assigned to it. Such acts include, but are not limited to, executing documents and assisting or cooperating in legal proceedings. In addition, you agree to disclose to the Corporation, in confidence if requested, all Intellectual Property that you have developed to permit the Corporation to determine whether or not the Intellectual Property should be the Corporation's property. As used in this Agreement, the term "Intellectual Property" means patents, designs, trademarks, discoveries, formulae, processes, manufacturing, techniques, trade secrets, inventions (whether patentable or not), improvements, ideas, works registerable as "mask works," or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests throughout the world. Notwithstanding the foregoing, this Section 5.3 does not apply to an Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

                    5.4.   Modification.  If the covenants contained in this
Section 5 are, in the view of any court or arbitrator asked to rule upon the issue, deemed unenforceable by reason of being too extensive in nature or scope, then the same shall be deemed to cover only the greatest nature or scope, as the case may be, that will not render it unenforceable.

                    5.5. Specific Performance. You acknowledge and agree that the Corporation cannot be fully or adequately compensated in damages for a violation of the covenants contained in this Section 5, and that, in addition to any other relief to which the Corporation may be entitled, it shall be entitled to injunctive and equitable relief.

               6.   Successors; Binding Agreement.

                    6.1. Successor to Assume Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement. Failure of the Corporation to obtain such assumption and agreement prior to the Change in Control Date shall be a breach of this Agreement and

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shall entitle you to terminate your employment and receive compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following the Approval Date, except that for purposes of implementing the foregoing, the Change in Control Date shall be deemed the Date of Termination. Unless expressly provided otherwise, "Corporation" as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

                    6.2. Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

               7. Notice. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. All notices, requests, demands and other communications shall be addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

               9. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

              10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

              11.   Suits, Actions, Proceedings, Etc.

                    11.1. Compensation During Dispute, Etc. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a "Dispute"), arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:
If there is a termination followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Sections 4.2(a) and 4.2(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4.2 of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Sections 4.2(a) and 4.2(b) of this Agreement plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the dispute the Corporation shall pay you the sum that was withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

                    11.2. Legal Fees. The Corporation shall pay to you all legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder), regardless of the outcome of such proceeding, provided that in the event you commence such action, you shall not be entitled to recover such fees and costs if the court determines that you brought the claim in bad faith. Any attorneys' fees and costs incurred by you shall be paid by the Corporation in advance of the final disposition of such action or challenge, as such fees and expenses are incurred, provided that you hereby agree to repay such amounts, net of any income taxes paid or payable by you with respect to such amounts, if such amounts are incurred in connection with an action commenced by you if it is ultimately determined by the court that you brought such claim in bad faith.

                    11.3. Choice of Law; Arbitration. The internal laws of the State of California, United States of America, applicable to contracts entered into and wholly to be performed in California by California residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section 11.3. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in San Francisco, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or agree on the Arbitrator within such twenty-one
(21) day period, either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS"), 2 Embarcadero Center, San Francisco, California, for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within 30 days of the selection of the Arbitrator, the parties shall meet in San Francisco, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

              12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and canceled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter. A duly authorized officer of the Corporation will sign this letter and a fully executed copy will be returned to you, constituting our agreement on this subject. Unless and until accepted in writing by the Corporation, this Agreement is deemed to be neither executed nor effective.

                                  Sincerely,
                                  VLSI TECHNOLOGY, INC.

                                  By:
                                        ------------------------------------
                                        ALFRED J. STEIN
                                  Its:  Chairman and Chief Executive Officer

Agreed and Accepted,
this          day of April, 1999.


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